                                   EXHIBIT 11
             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                 DURAMED PHARMACEUTICALS, INC. AND SUBSIDIARIES



                                               Three months ended             Six Months Ended
                                                     June 30,                     June 30,
                                               1996           1995         1996             1995
                                            -------------------------------------------------------
Primary:
Weighted average common shares
     outstanding                             10,122,713      8,012,287     9,344,296      7,998,260
Assumed conversion of preferred
     shares to common shares                          *        746,590             *        746,590
Net effect of dilutive stock options
     and warrants - based on the
     treasury stock method using the
     average market price                             *      1,940,198             *      1,960,288
                                            -----------    -----------  -----------     -----------

Totals                                       10,122,713     10,699,075     9,344,296     10,705,138
                                            ===========    ===========   ===========    ===========

Net (loss) income                          ($ 1,875,736)   $   632,483   ($4,311,749)   $ 1,640,830
                                            ===========    ===========   ===========    ===========

Per share amount                           $       (.19)   $       .06   $      (.46)   $       .15
                                            ===========    ===========   ===========    ===========


Fully diluted:
Weighted average common shares
     outstanding                             10,122,713      8,012,287     9,344,296      7,998,260
Assumed conversion of preferred
     shares to common shares                          *        746,590             *        746,590
Net effect of dilutive stock options
     based on the treasury stock method
     using the year-end market price, if
     higher than average market price                 *      1,940,198             *      1,961,575
                                            -----------    -----------   -----------    -----------


Totals                                       10,122,713     10,699,075     9,344,296     10,706,425
                                            ===========    ===========   ===========    ===========

Net (loss) income                          ($ 1,875,736)   $   632,483   ($4,311,749)   $ 1,640,830
                                            ===========    ===========   ===========    ===========

Per share amount                            $      (.19)   $       .06   $      (.46)   $       .15
                                            ===========    ===========   ===========    ===========


*Conversion of stock options and preferred shares not assumed in the computations because their effect is antidilutive.



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